Exhibit 99.1
Media Contact: Dana Crothers
Marketing Director
704.940.2904
dcrothers@cogdellspencer.com
FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 27, 2009
Cogdell Spencer Announces Pricing of Common Stock Offering
CHARLOTTE, N.C., May 27, 2009 /PRNewswire-FirstCall/ — Cogdell Spencer Inc. (NYSE: CSA) announced today that it priced an underwritten public offering of 20,000,000 shares of common stock at a price of $3.50 per share. Cogdell Spencer also has granted the underwriters an option to purchase up to an additional 3,000,000 shares of common stock. Citi and KeyBanc Capital Markets acted as joint book-running managers and Raymond James, BB&T Capital Markets and Morgan Keegan & Company, Inc. acted as co-managers.
Net proceeds from the offering will be approximately $66.8 million (or approximately $76.8 million if the underwriters exercise their option to purchase additional shares in full). The Company intends to use the net proceeds from the offering to fund a $50 million repayment under Erdman’s senior secured term loan, to reduce borrowings under the secured revolving credit facility and for working capital purposes.
David J. Lubar, one of the Company’s directors, purchased 1,000,000 shares of common stock in the offering at the public offering price. The shares of common stock sold to Mr. Lubar were not subject to any underwriting discount.
The common stock will be issued pursuant to an effective registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission. The offering is expected to close on June 1, 2009, subject to customary closing conditions.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A copy of the prospectus relating to these securities may be obtained, when available, from Citi, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 or by calling 800-831-9146 or KeyBanc Capital Markets (Prospectus Department) 800 Superior Avenue, 17th Floor, Cleveland, OH 44114 or by calling 216-443-2370.
About Cogdell Spencer Inc.
Charlotte-based Cogdell Spencer Inc. (NYSE: CSA) is a fully-integrated, self-administered and self-managed real estate investment trust that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. The Company focuses on the ownership, delivery, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America. The Company has been built around understanding and addressing the full range of specialized real estate needs of the healthcare industry. Lean more about Cogdell Spencer Inc. and it subsidiaries at http://www.cogdellspencer.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect the Company’s views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ materially. Factors that may contribute to these differences include, but are not limited to the following: our business strategy; our ability to comply with financial covenants in our debt instruments; our access to capital; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; our ability to renew ground leases; legislative and regulatory changes (including changes to laws governing the taxation of REITs and individuals); increases in costs of borrowing as a result of changes in interest rates and other factors; our ability to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations; changes in the reimbursement available to our tenants by government or private payors; our tenants’ ability to make rent payments; defaults by tenants; Erdman’s customers’ access to financing; delays in project starts and cancellations by Erdman’s customers; the timing of capital expenditures by healthcare systems and providers; market trends; and projected capital expenditures. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Other Contacts
General Inquiries:
Frank C. Spencer
President and Chief Executive Officer
Tel: 704.940.2926
fspencer@cogdellspencer.com
Financial Inquiries:
Charles M. Handy
Chief Financial Officer
Tel: 704.940.2914
chandy@cogdellspencer.com